UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2004

CRT PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

FLORIDA

(State or Other Jurisdiction of Incorporation)

1-9997	59-2898045
Commission File Number)	(IRS Employer Identification No.)

225 NE MIZNER BOULEVARD, SUITE 200 BOCA RATON, FLORIDA	33432
(Address of Principal Executive Offices)	(Zip Code)

(561) 395-9666

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Reports)
Koger Equity, Inc.

Item 5. Other Events and Required FD Disclosure.

Pursuant to and as part of the Company’s 2000 employment agreement with Thomas J. Crocker, the Company’s CEO, the Company and Mr. Crocker entered into a stock purchase loan agreement (the “2000 SPLA”) pursuant to which the Company was contractually bound to finance the purchase of up to 500,000 shares of the Company’s common stock by Mr. Crocker. Prior to July 26, 2004, the Company had loans outstanding to Mr. Crocker of approximately $3.8 million (of which approximately $3.2 million is non-recourse), which were secured by a pledge of shares of the Company’s common stock purchased with the proceeds of the loans and bear interest at 150 basis points above the applicable LIBOR rate, payable quarterly. All interest payments were made when due. At current market prices, the unfunded portion of the Company’s commitment to Mr. Crocker under the 2000 SPLA would have been approximately $3.1 million. The Company was legally committed to these financing arrangements before the enactment of the Sarbanes-Oxley Act of 2002 (the “S-O Act”), which prohibited new loans to executive officers. Accordingly, the Board of Directors of the Company believed that these arrangements were not prohibited by the S-O Act, and had been advised by outside counsel to that effect. While all of the outstanding loans were funded before the enactment of the S-O Act, the Company had no discretion or termination right with respect to funding its remaining financing commitment to Mr. Crocker under the 2000 SPLA.

For some time the Board had been considering possible mechanisms for eliminating any further commitment to loan funds to Mr. Crocker under the 2000 SPLA and to have the loans outstanding repaid in full, in the belief that eliminating this arrangement would be in the Company’s best interest. All alternatives considered by the Board involved supplemental compensation to Mr. Crocker, the technical and business aspects of such arrangements would be fraught with difficulties, and the overall economic cost to the Company would be significant. In April 2004 Mr. Crocker approached the Board with a proposal for terminating the 2000 SPLA and repaying all outstanding loans.

Mr. Crocker’s proposal centered around his ownership of all of the interests in Crocker Center Associates III, Ltd. (“CCA III”), which in turn owned the Marriott Hotel in Boca Raton, Florida (the “Hotel”). Mr. Crocker intended to dispose of his interest in the Hotel through a Section 1031 like kind exchange (“LKE”), whereby CCA III would replace the Hotel with one or more office properties (each such property, a “Replacement Property”) in order to defer the recognition of Mr. Crocker’s taxable gain with respect to the Hotel. Mr. Crocker proposed that he would repay all outstanding loans and terminate any remaining commitments of the Company under the 2000 SPLA and that the Company co-invest with Mr. Crocker in CCA III to acquire the Replacement Properties in the LKE.

The Board of Directors of the Company formed a special committee comprised of Messrs. Pike Aloian, Benjamin Bishop and George Staudter to evaluate Mr. Crocker’s proposal as outlined above and negotiate terms acceptable to the Company with respect to such proposed arrangement, with assistance from independent counsel. On July 6, 2004 the Special Committee recommended to the full Board that they accept Mr. Crocker’s proposal and the independent members of the Company’s Board of Directors approved such recommendation.

The arrangement involves the Company co-investing with Mr. Crocker in Replacement Properties through CCA III using a DownREIT limited partnership structure. On July 16, 2004, the Company and Mr. Crocker entered into a definitive Contribution Agreement governing these proposed arrangements whereby: (1) the Company and Mr. Crocker agreed to co-invest in CCA III to acquire the Baymeadows Property (defined below) and the Westchase Property (defined below) as Replacement Properties on a pro-rata basis (with the Company and Mr. Crocker investing on a 90%-10% basis until Mr. Crocker has invested approximately $1,400,000 in the aggregate to acquire Replacement Properties, and the Company investing 100% of the incremental capital thereafter, and with Mr. Crocker to receive partnership units only in respect of equity capital actually invested by him to acquire Replacement Properties) in the manner described below to complete the LKE; (2) Mr. Crocker agreed to repay the outstanding loans and terminate the 2000 SPLA upon the acquisition of the first Replacement Property; and (3) the Company agreed to make a one time payment of $540,000 to Mr. Crocker as additional compensation to defray a portion of the costs and expenses incurred by Mr. Crocker in connection with the sale of the Hotel and the negotiation of his arrangement with the Company (the “SPLA Repayment Payment”). The obligations of each of Mr. Crocker and the Company to consummate these transactions were conditioned on terms customary for this type of transaction, including the prior sale of the Hotel.

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Between July 21 and July 30, the first set of transactions comprising this arrangement were consummated as follows: (1) on July 21, 2004, CCA III sold the Hotel to an unaffiliated third party and paid off approximately $33,000,000 of indebtedness secured by the Hotel; (2) on July 23, 2004, the Company, through its wholly-owned subsidiary CRTP OP LP (“OP”) invested 90% and Mr. Crocker invested 10% of the equity capital required to acquire the Baymeadows Property as the first Replacement Property in a transaction designed to complete a portion of the Hotel deferred LKE, as more fully discussed below; (3) on July 23, 2004, Mr. Crocker terminated the 2000 SPLA and on July 26, 2004 repaid all outstanding indebtedness thereunder; and (4) on July 30, 2004, the Company paid Mr. Crocker the SPLA Repayment Payment. Mr. Crocker bears the risk that he may recognize a portion of the gain from the sale of the Hotel he hoped to defer through the LKE if one or more additional Replacement Properties is not acquired to complete the LKE.

Prior to and independent of the discussions with Mr. Crocker, the Company had already identified for acquisition the Baymeadows Property and a second property (the Westchase Corporate Center discussed in more detail below) which could qualify as Replacement Properties under the subsequent arrangements with Mr. Crocker. On March 9, 2004 the Company entered into a contract with an unaffiliated third party to purchase a five-story, 224,000 square foot, single-tenant, class “A” office building located at 7777 Baymeadows in Jacksonville, Florida (the “Baymeadows Property”), for a purchase price of $20.8 million (plus closing and other costs) in cash as part of a sale-leaseback transaction with the current owner of the property. This building also has an adjacent six-story parking garage. The Company subsequently agreed to extend the closing of this acquisition to accommodate the CCA III closing of the sale of the Hotel. The acquisition of the Baymeadows Property was consummated on July 23, 2004 and was financed in part with mortgage indebtedness totaling approximately $13.8 million, which bears interest at a fixed rate of 5.55% and matures in 2014.

To accomplish the acquisition of the Baymeadows Property in accordance with the Contribution Agreement: (1) the Company’s indirect wholly owned subsidiary, CRTP OP LP (“OP”), was admitted as the general partner of CCA III; (2) Mr. Crocker’s interest in CCA III was converted to a limited partnership interest; (3) the limited partnership agreement of CCA III was amended and restated (as amended, the “LP Agreement”) to be consistent with a DownREIT limited partnership structure; and (4) the Company and Mr. Crocker (and/or their respective affiliates) entered into additional transaction documents customary for transactions of this type on customary terms. In particular: (A) the Company agreed to customary tax protection covenants for the benefit of Mr. Crocker, including: (i) to maintain during the 10 years following the acquisition of each Replacement Property a minimum level of debt on the Replacement Properties; (ii) to allow Mr. Crocker to provide a so-called “bottom dollar” guarantee of up to $5.0 million in the aggregate of such indebtedness; and (iii) not to dispose of, directly or indirectly, all or any portion of a Replacement Property or cause CCA III to take any other action that would result in the recognition by Mr. Crocker of all or a portion of his deferred taxable gain with respect to the Hotel for a period of 10 years, with specific exceptions customary for transactions of this type; and (B) Mr. Crocker agreed to indemnify the Company for seven and one-half years against any losses, costs or damages the Company or CCA III might incur with respect to the Hotel or CCA III’s activities prior to OP’s admission to CCA III, which indemnity is secured by all of Mr. Crocker’s partnership interests in CCA III.

On May 18, 2004, the Company executed a letter of intent with another unaffiliated party to acquire a second property, the Westchase Corporate Center in Houston, Texas, a six-story, 184,000 square foot, class “A”, office building (the “Westchase Property”) for a purchase price of $19.6 million (plus closing and other costs) in cash, plus the issuance of a $700,000 interest to an unaffiliated, minority partner of such unaffiliated seller in a joint venture between the Company and such minority partner. Because negotiations of the acquisition of the Westchase Property and the terms of the arrangements with Mr. Crocker occurred and concluded simultaneously and in order to facilitate the LKE with respect to the Westchase Property, OP, CCA III and Mr. Crocker entered into a purchase and sale agreement and contribution agreement on July 16, 2003 with the sellers of the Westchase Property. Since the Company had completed its due diligence investigation of the property, it paid a $1.0 million non-refundable deposit to the sellers on July 16, 2004. Pursuant to these agreements and the Contribution Agreement between the Company and Mr. Crocker, the Company controls all approval and other decision-making authority under the acquisition agreements. In order to accommodate the LKE, the terms of the joint venture between the Company and the minority partner were modified from those contained in the letter of intent as follows: at closing, the minority partner will be issued a special class of units of CCA III with an agreed value of $700,000 which will entitle the holder to: (1) different distribution rights with respect to the Baymeadows Property and the Westchase Property; and (2) an option exercisable for the six months after the second anniversary of the acquisition of the Westchase

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Property to exchange its interest in CCA III for an interest in just the Westchase Property. In addition, the Company agreed to reimburse the minority partner for $25,000 of its legal fees incurred in connection with structuring the acquisition of Westchase as part of the LKE.

Through the foregoing transactions the Company was able to terminate its loan commitment to Mr. Crocker under the 2000 SPLA and have the full amount of the outstanding loans repaid in cash, and did so without the costs and complexities of independently negotiating compensation or other arrangements suitable to induce Mr. Crocker to repay the outstanding loans and relinquish his contract rights under the 2000 SPLA, and without the significant impact on reported earnings such arrangements would likely have had. In its decision to recommend that the Company enter into these transactions, the Special Committee was mindful of the disadvantages of the proposed new arrangement with Mr. Crocker, principally: (1) the fact that CCA III will be a DownREIT limited partnership with Mr. Crocker and others as limited partners, and like all transactions structured in this manner may decrease the flexibility of the Company in operating the properties owned by it; (2) as evidenced by the requirements that the Company protect Mr. Crocker’s ability to defer recognition of taxable gain through restrictions on the Company’s ability to dispose of Replacement Properties and the allocation of debt to Mr. Crocker to maintain his tax basis in, Mr. Crocker has different objectives than the Company regarding the appropriate timing and terms of any sale or refinancing of these properties; (3) insofar as Mr. Crocker would incur adverse tax consequences upon the sale of Replacement Properties and on the repayment of related debt which differ from the tax consequences to the Company and its stockholders, he could exercise his influence as the Company’s CEO to prevent completion of a sale of a property or the repayment of indebtedness; (4) the acquisition of Replacement Properties through tax deferred transactions in connection with the Hotel LKE will have the effect, among others, of reducing the amount of tax depreciation the Company can deduct over the tax life of the Replacement Properties by approximately $500,000 per year; (5) the LKE structure involved additional transaction costs for the Company, including the costs of independent counsel, the payment of the SPLA Repayment Payment and the payment of additional fees and costs to the minority partner of the Westchase Property incurred by it to accommodate the LKE; and (6) the Company will bear some risk for unknown or contingent liabilities of CCA III attributable to its past ownership of the Hotel.

However, the Special Committee determined that the benefits to the Company of the proposed new arrangement outweigh the detriments, considering that: (1) the Company uses DownREIT limited partnership and similar transaction structures in the ordinary course of its business and expects to be able to manage this kind of relationship with respect to CCA III without adverse effect on performance; (2) the debt-to-equity leverage in the acquisition of the Replacement Properties is in line with the Company’s financing strategy for properties like Westchase and Baymeadows; (3) the Company does not expect that it will need to dispose of the Replacement Properties before the expiration of the 10-year tax protection period, but should that need arise, the Company can again use the LKE structure, and also has the right to proceed with a taxable disposition subject to the payment of liquidated damages to Mr. Crocker in an amount declining over the 10 year tax protection period from $3,500,000 to $1,000,000 in the last year of such tax protection period; (4) key decisions concerning the disposition or refinancing of the Replacement Properties will be made by the independent members of the Board of Directors of the Company if Mr. Crocker has a personal interest in the matter as a limited partner of CCA III; (5) although the lower depreciation deduction will have the effect of increasing the Company’s taxable income, such impact will be spread over the depreciable life of the Replacement Properties and, based on the Company’s current distribution policy relative to the minimum dividend requirements to qualify as a REIT, the Company does not expect that additional dividends will have to be paid on account of such lower depreciation; and (6) Mr. Crocker has agreed to indemnify the Company for a period of seven and a half years against liabilities of CCA III for pre-closing periods or otherwise attributable to the Hotel.

For more information on CRT Properties, Inc., contact the Company at 800-850-2037 or visit its website at www.crtproperties.com.

Item 9. Regulation FD Disclosure.

On July 30, 2004, CRT Properties, Inc. announced the acquisition of two mid-rise office buildings in Jacksonville, Florida and Houston, Texas, comprising an aggregate 408,000 square feet. Both buildings will be acquired in a DownREIT limited partnership in which the Company will own in excess of 84% of the equity and be the general partner. The remaining equity includes funding by Thomas J. Crocker, the Company’s CEO, as part of an

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arrangement requiring Mr. Crocker to repay a previously disclosed $3.8 million loan from the Company and to relinquished all further loan rights. The transactions are more fully described in the Company’s News Release, dated July 30, 2004, a copy of which is attached hereto as Exhibit 99 and by this reference made a part hereof.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits

Exhibit
Number	Description of Exhibits
99	CRT Properties, Inc. News Release, dated July 30, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CRT PROPERTIES, INC.
Dated: July 30, 2004	By:	/s/ Steven A. Abney
Steven A. Abney
		Title:	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)

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EXHIBIT INDEX

The following designated exhibits are filed herewith:

Exhibit
Number	Description of Exhibits
99	CRT Properties, Inc. News Release, dated July 30, 2004

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